                            SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                             (AMENDMENT NO. ___)

Filed by the Registrant                            [x]
Filed by a Party other than the Registrant         [ ]
Check the appropriate box:
   [ ] Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
   [x] Definitive Proxy Statement
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                       LIVING CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
   [x]    No fee required.
   [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.
          1)    Title of each class of securities to which transaction applies:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          2)    Aggregate number of securities to which transaction applies:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          4)    Proposed maximum aggregate value of transaction:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          5)    Total fee paid:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   [ ]    Fee paid previously with preliminary materials.
   [ ]    Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)    Amount Previously Paid:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          2)    Form, Schedule or Registration Statement No.:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          3)    Filing Party:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          4)    Date Filed:

                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                 LIVING CENTERS
                                   OF AMERICA





                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                                      AND
                                PROXY STATEMENT


                                  MEETING DATE
                                FEBRUARY 6, 1997


--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT!
             PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND
          PROMPTLY RETURN IT TO THE COMPANY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                        LIVING CENTERS OF AMERICA, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 6, 1997


                 The Annual Meeting of Stockholders of Living Centers of America, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 6, 1997, at 10:00 a.m., Houston time, at the Holiday Inn Select, 14703 Park Row, Houston, Texas, or at such time or place or both as any of the officers of the Company shall determine (the "Annual Meeting") for the following purposes:

                 1.       To elect two directors; and

                 2. To transact such other business as may properly come before the meeting or any adjournment thereof.

                 The record date for voting at the meeting is December 16, 1996. Only holders of Common Stock of record at the close of business on the record date shall be entitled to notice of and to vote at the Annual Meeting.

                 Please, sign, date and return your proxy in the enclosed envelope so that your shares may be voted at the meeting. If the shares stand in more than one name, all holders of record should sign.

                                        By Order of the Board of Directors,



                                        /s/ EDWARD L. KUNTZ
                                        Edward L. Kuntz
                                        Chairman of the Board



                                        /s/ SUSAN THOMAS WHITTLE
                                        Susan Thomas Whittle
                                        Secretary




December 27, 1996

                        LIVING CENTERS OF AMERICA, INC.

                                PROXY STATEMENT


                 This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Living Centers of America, Inc., a Delaware corporation ("Living Centers" or the "Company"), of proxies for use at the annual meeting of stockholders of the Company, to be held at the Holiday Inn Select, 14703 Park Row, Houston, Texas, on Thursday, February 6, 1997, at 10:00 a.m. and any adjournment thereof (the "Annual Meeting"). It is anticipated that the mailing to stockholders of definitive copies of this Proxy Statement and the enclosed proxy will commence on or about December 27, 1996. The mailing address of the principal executive offices of the Company is 15415 Katy Freeway, Suite 800, Houston, Texas 77094.

                 Only stockholders of record at the close of business on December 16, 1996 will be entitled to vote at the Annual Meeting. At the close of business on December 12, 1996, there were outstanding 19,505,113 shares of the Company's common stock, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.


                             ELECTION OF DIRECTORS

                 The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes.
Each year the stockholders are asked to elect the members of a class for a term of three years. Currently, the terms of office for members of Class I, Class II and Class III of the Board of Directors will expire, respectively, on the dates of the annual meeting of stockholders of the Company in 1999, 1997 and 1998. The members of Class II, whose terms expire on the date of the Annual Meeting, are Anthony M. Frank and Leroy D. Williams. The Board of Directors has nominated Mr. Frank and Mr. Williams for reelection to Class II. Persons who are elected Class II directors at the Annual Meeting will hold office until their terms expire on the date of the annual meeting of stockholders of the Company in 2000 or until the election and qualification of their successors.

                 So far as the Board of Directors has been advised, only the two persons named above as nominees will be nominated for election as directors at the Annual Meeting. It is intended that the shares represented by proxies in the accompanying form will be voted for the election of these two nominees unless authority so to vote is withheld. The nominees have consented to being named herein and to serve if elected. If either of them should become unavailable for election prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly.

                 The following sets forth information concerning each of the nominees for election to the Board of Directors and each director whose term continues, including his name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

NOMINEES

                 ANTHONY M. FRANK, age 64, became a director of the Company in November 1992. Since January 1992, he has served as chairman of Acrogen, Inc., a biotechnology firm. He is also currently chairman of Independent BankCorp. of Arizona and Reliance HomeFirst Income Plan, Inc., a reverse mortgage company. Mr. Frank was Postmaster General of the United States from February 1988 to March 1992. He is also a director of Temple-Inland, Inc., Charles Schwab Corporation, ICM Property Investors, Inc., General American Investors Company, Inc., and Adia Temporary Services. He is a member of Class II of the Board of Directors and is Chairman of the Audit Committee and a member of the Compensation and Stock Option Committees of the Board of Directors.

                 LEROY D. WILLIAMS, age 55, became President of the Company in February 1996 and a director of the Company in January 1992. He was appointed Chief Operating Officer in August 1995 and Executive Vice President in December 1991. In March 1985, he was appointed Vice President-Finance of Living Centers and became Senior Vice President-Finance in January 1991. He is a member of Class II of the Board of Directors. Mr. Williams has been employed by the Company since 1978.

                 Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH NOMINEES.

CONTINUING DIRECTORS

                 ROBERT H. HURLBUT, age 61, has been a director of the Company since November 1993. For more than four years prior to October 1993, Mr. Hurlbut was the President and Chief Executive Officer of Vari-Care, Inc., a corporation operating nursing home facilities. Since October 1, 1993, when the Company acquired Vari-Care, Inc. in a negotiated merger transaction, Mr. Hurlbut has been managing his personal investments. He is a member of Class I of the Board of Directors and is a member of the Audit, Quality, Compensation and Stock Option Committees of the Board of Directors.

                 EDDY J. ROGERS, JR., age 56, has been a director of the Company since November 1992. From October 1989 to January 1995, he was a partner in the Houston, Texas office of the law firm of Mayer, Brown & Platt. In January 1995, Mr. Rogers became a partner in the Houston, Texas office of the law firm of Mayor, Day, Caldwell and Keeton, LLP. He is a member of Class I of the Board of Directors and is a member of the Audit Committee and Chairman of the Compensation Committee of the Board of Directors.

                 ROGER J. BULGER, M.D., age 63, became a director in November 1992. Since 1988, he has been serving as President of the Association of Academic Health Centers, as an adjunct professor at The University of Texas School of Public Health and as a clinical professor for the Department of Medicine at Georgetown University Medical Center. Dr. Bulger previously served as President of the Health Science Center at Houston of The University of Texas. He is a member of Class III of the Board of Directors and is a member of the Compensation, Stock Option and Quality Committees of the Board of Directors.

                 EDWARD L. KUNTZ, age 51, became Chief Executive Officer and a director of the Company in December 1991, Chairman in January 1992 and President in November 1993. Mr. Kuntz served as President of the Company until February 1996. He joined Living Centers as Executive Vice President in February 1985 and served in such capacity until December 1991. He is a member of Class III of the Board of Directors.

                 DONALD C. BEAVER, age 56, became Vice Chairman of the Company in August 1994 and a director of the Company on July 31, 1995. Prior to that time, he was Chairman, Chief Executive Officer, President and Treasurer of The Brian Center Corporation and had served in that capacity since founding of that company in 1972. He is a member of Class III of the Board of Directors and is a member of the Quality Committee of the Board of Directors.

COMPENSATION OF OUTSIDE DIRECTORS

                 Directors who are not employees of the Company or any of its subsidiaries receive a director's fee of $6,250 for each fiscal quarter in which a director serves as such. Directors who are employees of the Company or any of its subsidiaries do not receive additional compensation for service on the Board of Directors.

                 The Company's 1992 Stock Option Plan, as amended (the "Stock Option Plan"), provides that on the first day in December on which the New York Stock Exchange is open for business (an "Annual Grant Date"), each then existing nonemployee director of the Company will automatically be granted a nonqualified option (a "Director Option") to purchase 2,000 shares of Common Stock; provided, however, that any nonemployee director on an Annual Grant Date who has not received an initial grant of a Director Option to purchase 5,000 shares of Common Stock will instead receive such initial Director Option covering 5,000 shares.

                 The exercise price per share of Common Stock with respect to each Director Option is the fair market value of a share of Common Stock on the Annual Grant Date (determined in accordance with the terms of the Stock Option
Plan). The Stock Option Plan provides that 20% of the shares originally subject to each Director Option will become exercisable on the date of each annual meeting of stockholders of the Company, but in no event may a Director Option be exercised after 10 years from the date of grant. Upon the termination of service by a director, the unvested portion of his Director Options will be cancelled. In the event of a "change of control" of the Company (as defined in the Stock Option Plan), all outstanding Director Options will immediately become exercisable in full.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

                 The Board of Directors held four regularly scheduled meetings during the 1996 fiscal year. The Board of Directors currently has an Audit Committee, a Quality Committee, a Compensation Committee and a Stock Option Committee. All committees are composed entirely of nonemployee directors, except for the Quality Committee on which Mr. Beaver became a member on July 31, 1995. The Board does not have a standing nominating committee or other committee performing a similar function. Each director then serving as such participated in all meetings of the Board and the committees on which he served during the 1996 fiscal year in person or by telephone.

                 The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent public accountants, reviews the plan and results of the auditing engagement with the independent public accountants, reviews the scope and results of the Company's internal auditing procedures, reviews the adequacy of the Company's system of internal accounting controls, monitors compliance with the Company's business conduct policy and directs and supervises investigations into matters within the scope of its duties. The Audit Committee held two meetings during the 1996 fiscal year. The Audit Committee is composed of Messrs. Hurlbut, Frank and Rogers.

                 The Quality Committee is a standing committee of the Board of Directors to assist it in fulfilling its supervisory responsibilities with regard to the Company's ongoing efforts to improve its management systems, communications, service delivery practices, and achievement of certain quality service benchmarks. The Quality Committee consists of three members, Messrs. Hurlbut, Beaver, and Dr. Bulger. The Quality Committee held three meetings during the 1996 fiscal year. The Vice President of Professional Services serves as staff to the Committee Chairperson and attends each Quality Committee meeting.

                 The Compensation Committee approves remuneration and compensation arrangements involving the Company's directors, executive officers and other key employees. The Compensation Committee also administers the granting of incentives under the Company's management incentive bonus plan. During fiscal 1996, the Compensation Committee met three times. The Compensation Committee is composed of Messrs. Rogers, Hurlbut, Frank and Dr. Bulger.

                 The Stock Option Committee administers the Stock Option Plan and the Company's Deferred Retirement Income Plan effective March 1, 1992, as amended (the "DRIP"). The Stock Option Committee held two meetings during the 1996 fiscal year. The Stock Option Committee is composed of Messrs. Hurlbut, Frank and Dr. Bulger.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE -- The table set forth below contains information regarding compensation for services in all capacities to the Company for fiscal years ended September 30, 1996, 1995 and 1994 of those persons who were, at September 30, 1996, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.

                                                                         LONG-TERM COMPENSATION
                                                      ANNUAL            -----------------------
                                                  COMPENSATION(1)       RESTRICTED    SECURITIES                 ALL
                                      FISCAL      ---------------         STOCK       UNDERLYING     LTIP       OTHER
     NAME AND PRINCIPAL POSITION       YEAR      SALARY      BONUS        AWARD(2)     OPTIONS      PAYOUTS    COMP.(3)
     ---------------------------      ------     ------      -----      ----------    ----------    -------    --------
 Edward L. Kuntz,                     1996     $482,990    $193,050     $  --          61,275       $  --      $ 11,591
     Chairman of the Board            1995      411,263     249,632        --          22,100          --        10,122
     President and Chief              1994      370,000     214,500        --          16,000          --        13,444
     Executive Officer

 Leroy D. Williams,                   1996     $332,553    $120,252     $  --          45,250       $  --      $  7,981
     Executive Vice President         1995      235,539     146,276        --           6,375          --         8,564
     and Chief Operating Officer      1994      215,000     123,443        --           8,625          --         8,550

 William R. Korslin                   1996     $188,301    $ 99,940     $  --           8,750       $  --      $  --
     President, American              1995      159,212      44,007        --          15,000          --         --
     Pharmaceutical Services
     and Vice President of Living     1994      135,802      74,108        --          10,000          --         --
     Centers of America, Inc.

 Keith Krein, M.D.,                   1996     $203,168    $ 48,905     $  --           7,250       $  --      $  4,876
     Vice President, Professional     1995      189,381      57,331        --           3,000          --         3,668
     Services                         1994      178,750      41,071        --           2,400          --         6,535

 Susan Thomas Whittle                 1996     $162,732    $ 59,831     $  --           7,250       $  --      $  3,905
     Vice President, General          1995      146,255      51,494        --           3,000          --         4,551
     Counsel and Secretary            1994      133,750      15,000        --           3,000          --         --

---------------

(1) There were no amounts paid in fiscal 1996, 1995 or 1994 in the category "Other Annual Compensation" which were required to be reported.

(2) As of September 30, 1996 and 1995, there were no restricted stock holdings relating to the Company's securities as contemplated by this category.

(3) Represents primarily the value (in Living Centers' stock based on the closing market price on September 30, 1996, 1995 or 1994, as the case may
     be) of matching contributions made by the Company on behalf of the individual as a result of participation in the Company's Deferred Retirement Income Plan.

            OPTION GRANTS TABLE -- The following table shows, as to the executive officers named in the summary Compensation Table, information regarding stock options granted pursuant to the Stock Option Plan during the year ended September 30, 1996.


                                                            INDIVIDUAL GRANTS
                                -------------------------------------------------------------------------
                                             PERCENT OF TOTAL
                                NUMBER OF    OPTIONS EXERCISE                                     GRANT
                                SECURITIES      GRANTED TO           PRICE                        DATE
                                UNDERLYING     EMPLOYEES IN           PER        EXPIRATION      PRESENT
             NAME               OPTIONS(1)      FISCAL 1996          SHARE          DATE         VALUE(2)
             ----               ----------   ----------------        -----       ----------      --------
 Edward Kuntz                    45,000             6.91%           $31.75        12/01/05      $ 898,527
                                 16,275             2.50%            24.25        07/18/06      $ 248,203

 Leroy. Williams                 24,000             3.68%           $31.75        12/01/05      $ 479,214
                                 10,000             1.53%            36.375       02/01/06      $ 228,758
                                 11,250             1.73%            24.25        07/18/06      $ 171,568


 William R. Korslin               5,000              .79%           $36.875       04/25/06      $ 115,951
                                 15,000             2.30%            31.75        12/01/06      $ 299,508
                                  3,750              .58%            24.25        07/18/06      $  57,188


 Keith Krein, M.D.                5,000             .77%            $31.75        12/01/05      $  99,836
                                  2,250             .35%             24.25        07/18/06      $  34,313

 Susan Thomas Whittle             5,000             .77%            $31.75        12/01/05      $  99,836
                                  2,250             .35%             24.25        07/18/06      $  34,313

---------------

(1) Represents incentive stock options granted under the Stock Option Plan, except that the grants include 63,017, 40,227, 14,368, 2,365 and 3,900 nonqualified options thereunder for Messrs. Kuntz, Williams, Korslin, Krein and Ms. Whittle, respectively. The stock options were granted on DECEMBER 1, 1995, AND JULY 18, 1996. All the options become exercisable in 20% increments on each annual anniversary of the date of the grant. In the event of termination, vested options can be exercised for ninety days following the date of termination, and are forfeited thereafter. See "Compensation Committee Report on Executive Compensation" beginning on page 7.

(2) The values of the options granted under the Stock Option Plan were calculated by using the Black-Scholes option pricing model assuming a standard deviation of 32.01%, risk free rate of return of 5.0%, dividend yield of 0% and time of exercise of 3,413 days. The estimated grant date value does not reflect any discount on account of vesting or forfeiture provisions or prohibitions on transfer. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rate, stock price volatility and future dividend yield. The estimated grant date value does not reflect any discount on account of vesting provisions or prohibitions on transfer.


                 Each of the options under the Stock Option Plan becomes immediately exercisable in the event of a change of control of the Company. A "change of control" is defined as the occurrence of one or more of the following events: (i) any "person," together with all associates of such person, becomes the beneficial owner of 30% or more of the outstanding Common Stock, except where such person is bound by the terms of a standstill agreement under which the parties cannot acquire more than 30% of the outstanding Common Stock or (ii) during any two-year period, directors serving at the beginning of such period cease for any reason to constitute a majority of the directors serving, unless the election of at least 75% of the new directors was approved by at least 75% of the directors in office at the time of election.

                 OPTION, GRANTS AND EXERCISES AND YEAR-END VALUE TABLE -- The table set forth below contains information with respect to the exercise of stock options granted under the Stock Option Plan during fiscal year 1996 and unexercised stock options held at the end of fiscal year 1996 for the executive officers named in the Summary Compensation Table.


                                                        NUMBER OF SECURITIES
                                                             UNDERLYING                  VALUE OF UNEXERCISED
                          SHARES                       UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                         ACQUIRED                        SEPTEMBER 30, 1996               SEPTEMBER 30, 1996(1)
                            ON          VALUE       ----------------------------      -----------------------------
 NAME                    EXERCISE     REALIZED      EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
 ----                    --------     --------      -----------    -------------      -----------     -------------
 Edward L. Kuntz            --           --           77,675          108,375           637,593         174,769

 Leroy D. Williams          --           --           35,875           64,625           297,543          84,300

 William R. Korslin         --           --            2,000           31,750             ---             2,812

 Keith Krein, M.D.          --           --           17.400           15,650           152,820          40,567

 Susan Thomas Whittle       --           --           13,800           19,450            48,000          33,687


---------------

(1) Option value is based on fair market value on the closing price of the Common Stock ($25) on the New York Stock Exchange Composite Tape on September 30, 1996.


                 EMPLOYMENT AGREEMENTS -- The Company has ratified and extended the employment agreements previously entered into with Messrs. Kuntz and Williams. As ratified and extended, each of these employment agreements provides (i) for a term set to expire on January 1, 2000, with a provision for annual one-year extensions upon agreement thereto by the employee and the Board of Directors of the Company, and (ii) that, upon a "change of control" of the Company, followed by either (a) involuntary termination by the Company or (b) voluntary termination for good cause (as defined in the employment agreements), the employee is entitled to receive a lump sum payment equal to three times (1) his annual compensation and (2) his average bonus calculated over the then last three years. A "change of control" is defined in the agreements as either (A) the acquisition of beneficial ownership by any person or entity of 30% or more of the Common Stock (except where the terms of a standstill agreement limit such acquisition to 30% of the Common Stock) or (B) a change in the majority composition of the Board of Directors during any two year period unless the election of at least 75% of the new directors was approved in advance by at least 75% of the previous directors. In addition, the Company has entered into an employment agreement with each of Mr. Korslin, Dr. Krein and Ms. Whittle providing for an indeterminate period of employment and providing for a severance payment of up to 24 months of salary plus certain benefits, such as continued group medical and life insurance coverage, upon termination for any reason other than "good and sufficient cause" (as defined in the employment agreement). During 1996, the agreements with Messrs. Kuntz, Williams,
Korslin, Dr. Krein and Ms. Whittle provide for services at an annual base salary of $500,000, $372,000, $225,000, $205,000 and $165,000, respectively.
See "Compensation Committee Report on Executive Compensation".

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- The Board of Directors of the Company currently has a Compensation Committee and a Stock Option Committee composed entirely of nonemployee directors. The Compensation Committee approves, or in some cases recommends to the Board, remuneration and compensation arrangements involving the Company's directors, executive officers and other key employees. The Compensation Committee also administers the granting of incentives under the Company's management incentive bonus plan. The Compensation Committee is composed of Messrs. Rogers, Frank and Hurlbut and Dr. Bulger. Eddy J. Rogers, Jr. is a partner of Mayor, Day, Caldwell & Keeton, L.L.P., a law firm that the Company has retained with respect to certain corporate and employee benefit matters. The Stock Option Committee administers the Stock Option Plan and the DRIP and is composed of Messrs. Frank, Hurlbut and Dr. Bulger.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                 The Compensation Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on the Company's executive compensation program. The report describes the Committee's compensation policies applicable to the Company's executive officers and the basis on which compensation is determined for the Chief Executive Officer and the other executive officers of the Company. The report includes a discussion of the specific relationship of corporate performance to executive compensation for fiscal 1996. The report also discusses the Committee's bases for the Chief Executive Officer's compensation for fiscal 1996 and corresponding criteria for such compensation.

I.       COMPENSATION POLICIES

                 The Committee's duties include (i) establishing the compensation program for the Chief Executive Officer, (ii) reviewing and approving recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers and the Company's key employees, (iii) approving changes to the base salary and incentive or bonus payments for the Chief Executive Officer and other executive officers. The Stock Option Committee administers the Stock Option Plan and the DRIP.

                 The objectives of the Company's executive compensation policies are to provide its executives with a competitive total compensation package and link compensation to the achievement of the long-term business objectives of the Company and the enhancement of stockholder value. The Committee also considers subjective factors in its evaluation of the performance of the Chief Executive Officer and executive officers, such as leadership and motivational qualities that are considered critical to the success of the Company. Each year, the Committee reviews the performance of the Company and compares such performance to specified internal and external performance standards. The Committee has developed the following compensation guidelines as the principles upon which compensation decisions are made:

                 o Provide incentives to increase corporate performance and stockholder value relative to those of other companies in the industry.

                 o Provide a competitive total compensation package that enables the Company to attract, motivate and retain key executives. In general, the Committee seeks to maintain compensation at least at the median compensation provided by its peer group competitors.

                 o Provide variable compensation rewards that are linked to the financial performance of the Company and that align executive compensation with the interests of stockholders. Particular attention is paid to achievements within each executive officer's control; the Committee generally avoids penalizing such officers for factors that could not have been controlled by such persons. Significantly, however, the failure to achieve accounts receivable collection goals is considered in the calculation and could result in a reduction in the amount of variable compensation for officers.

II.      EXECUTIVE COMPENSATION COMPONENTS

                 The Company's executive compensation program is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of productivity bonuses and, to a lesser extent, awards of stock options. After surveying the executive compensation levels of the Company, the Committee concluded that the overall compensation for its chief executive officer was slightly below that offered by the median of the companies surveyed and was at the median for other executive officers.

                 BASE SALARY. Base salaries for the Company's executive officers are approved annually on a calendar year basis with the objective that the salaries be generally consistent with median salary rates for comparable positions in companies of similar size within the long-term care industry. The companies included in the peer index in the stock performance table below generally are included in this salary survey data. In determining competitive compensation levels, the Committee obtains information such as compensation data from a salary survey performed by an independent compensation consultant. An evaluation of competitive base salary levels must take into account the extent to which compensation paid by various companies is weighted between base salary and incentive compensation. The Compensation Committee believes that the relationship between base salary and incentive compensation opportunities for the Company's executive officers is in a range typical of those companies with which it considers itself comparable. Individual performance over time is also taken into account in determining base salaries. The Chief Executive Officer's base salary rate is set by the Compensation Committee and the base salary rate of the Company's other executive officers are reviewed and approved by the Compensation Committee based on recommendations made by the Chief Executive Officer and on supporting salary information. The base salary rate of the Chief Executive Officer was increased from $420,000 to $500,000 on January 1, 1996 based in part on an assessment of competitive salary data for comparable positions and also on the Compensation Committee's positive assessment of his performance.

                 PRODUCTIVITY BONUS. Under the Company's management incentive bonus plan, cash bonuses may be provided to officers and management personnel in recognition of achievement during the fiscal year. Bonuses are awarded under the plan based on the attainment of predetermined financial and nonfinancial goals. Potential awards vary with an individual's salary grade up to a maximum of approximately 60% of the midpoint of the individual salary within the grade. Approximately 70% of an executive officer's bonus is based on the achievement of certain financial goals (including attainment and surpassing of operating income and accounts receivable targets) and approximately 30% of such bonus is based on the attainment of nonfinancial objectives (including, but not limited to, attainment of strategic goals concerning census development, implementation of specialty care programs, acquisitions and divestitures and quality operational standards). In some instances the Compensation Committee has in the past made additional awards of smaller bonus amounts to reward special effort or to correct minor salary or bonus disparities that become apparent throughout the year; however, no such bonus amounts were made during the year. The Committee recommended awarding bonuses to the executive officers of the Company after thoroughly reviewing their performances. In light of the fact that the Company failed to meet its internally generated plan, bonuses to the Company's executive officers and other members of management were reduced from 1995 levels.

                 STOCK OPTIONS. The Stock Option Committee periodically grants the Chief Executive Officer and executive officers stock options under the Stock Option Plan. The options are granted based on the achievement of certain Company financial objectives relative to year over year performance. In fiscal 1996, the Company granted stock options to the Chief Executive Officer, executive officers and other key employees substantially in accord with past practices. The options were priced at fair market value and vest in 20% increments each year from the grant date.

                 OTHER PLANS AND BENEFITS. The Company's executive officers participate in several other compensation plans and benefit programs. The programs provide benefits generally related to salary levels and length of service (as in the case of savings plan benefits, disability benefits and death benefit coverage), or are independent of salary levels (such as medical coverage). There is no specific performance-based relationship between benefits under these plans and corporate performance (except that savings plan contributions are in the form of Common Stock).

III.     SUMMARY

                 The Compensation Committee and Stock Option Committee believe that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and other executive officers with the appropriate incentives to achieve the

Company's long-term goals. The Committee believes that compensation increases for the Chief Executive Officer and other executive officers are supportable by the Company's performance, especially in light of the compensation arrangements of the Company's competitors.


                                                   COMPENSATION COMMITTEE

                                                   Roger J. Bulger, MD
                                                   Anthony M. Frank
                                                   Robert H. Hurlbut
                                                   Eddy J. Rogers, Jr., Chairman

                                                   STOCK OPTION COMMITTEE

                                                   Roger J. Bulger, MD
                                                   Anthony M. Frank
                                                   Robert H. Hurlbut

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

                 The line graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockholder return on the Common Stock with the total return of the S&P 500 Index and an industry peer group index (consisting of Beverly Enterprises, Horizon/CMS Health Care Corporation, Genesis Health Ventures, Inc., Integrated Health Services, Inc., Health Care and Retirement Corporation, Manor Care, Inc., and GranCare, Inc.) for the period commencing February 20, 1992 (the date of closing of the Company's initial public offering) and ending September 30, 1996. The line graph is based on the assumption that the value of the investment in Common Stock, the S&P 500 Index and the industry peer group index was $100 on February 20, 1992, and that all dividends were reinvested. The peer group index used in previous Company proxy statement stockholder return performance graphs included Hillhaven Corporation as a component. Vencor Incorporated acquired Hillhaven effective September 29, 1995 and as such is no longer traded. As a result, Hillhaven is no longer a component of the peer group index.



       [COMPARISON OF LIVING CENTERS OF AMERICA STOCK PERFORMANCE GRAPH]



The graph above was plotted using the following data:

                                     2/20/92      9/30/92     9/30/93      9/30/94      9/30/95      9/30/96
            Living Centers            $100          106         144          218          229          172

            S&P 500                    100          103         117          121          157          189

            Industry Peer Group        100          112         139          195          204          193


PURSUANT TO SEC RULES, THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE STOCKHOLDER RETURN PERFORMANCE PRESENTATION ARE NOT DEEMED "FILED" WITH THE SEC AND ARE NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                 The following table shows, as of December 10, 1996, the information concerning beneficial ownership of shares of Common Stock by directors and nominees, each of the executive officers named in the summary compensation table above, and all directors and executive officers of the Company, as a group. The holders listed below have sole voting power and investment power over the shares beneficially owned by them, except as noted. As of December 10, 1996, there was no person known to the Company to be the beneficial owner of more than 5% of the Common Stock outstanding, except as noted below.

                                                                  NUMBER OF SHARES(1)
                                                       ---------------------------------------      PERCENT
NAME OF BENEFICIAL OWNER                                 OWNED         OPTIONS(2)        TOTAL      OF CLASS
OFFICERS AND DIRECTORS:

  Edward L. Kuntz                                         40,755        111,630        152,385         *

  Leroy D. Williams                                       19,470         53,725         73,195         *

  William R. Korslin                                       1,000          7,000          8,000         *

  Keith Krein, M.D.                                        3,547         23,560         27,107         *

  Susan Thomas Whittle                                     1,000         16,000         17,000         *

  Donald C. Beaver(3)                                  3,579,482          5,000      3,584,482        18.0%

  Eddy J. Rogers, Jr.                                      3,000          5,400          8,400         *

  Anthony M. Frank                                         1,000          5,400          6,400         *

  Dr. Roger J. Bulger                                        620          5,400          6,020         *

  Robert H. Hurlbut(4)                                   421,877          3,800        425,677         2.1%

  Executive Officers and Directors as a group
     (10 persons)                                      4,071,751        236,915      4,308,666        21.6%

FIVE PERCENT OWNERS(5):



  Jurika & Voyles(6)                                   1,234,000                     1,234,000         6.2%

--------------------------

*   Less than 1%.

(1) Includes shares owned indirectly or through participation in the Company's 401(k), Employee Stock Purchase Plan or Deferred Retirement Income Plan.

(2) Includes options to purchase Common Stock granted pursuant to the Stock Option Plan which will vest as of February 21, 1997.

(3) 148 Spyglass Lane, Jupiter, Florida 33477.

(4) 91,000 of the shares owned by Mr. Hurlbut are held in escrow in accordance with a certain Escrow Agreement dated as of July 25, 1993 to which Mr. Hurlbut is a party.

(5) Based on Technimetrics, Inc. data provided through Bloomberg L.P. as of December 11, 1996.


(6) 1999 Harrison, Suite 700, Oakland, California 94612.

                                 OTHER BUSINESS

                 As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the Annual Meeting is the holders of a majority of the Common Stock issued and outstanding being present in person or represented by proxy at the Annual Meeting.


                              CERTAIN TRANSACTIONS

                 Following Donald C. Beaver's exercise of an initial demand registration right granted under a Registration Rights Agreement dated as of July 31, 1995 between the Company and Mr. Beaver, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission, and Mr. Beaver sold 2,900,000 shares of Common Stock of the Company. In connection therewith, Mr. Beaver repaid the Company approximately $2.7 million of debt that existed at the time of the mergers of Brian Center Corporation and 16 related corporations, substantially all of which were wholly owned by Mr. Beaver, with and into Living Centers/Brian Care Company, a wholly-owned subsidiary of the Company, and certain related transactions pursuant to an Amended and Restated Agreement and Plan of Merger dated as of March 27, 1995 and amended as of June 15, 1995.

                 Eddy J. Rogers, Jr. is a partner of Mayor, Day, Caldwell & Keeton, L.L.P., a law firm that the Company has retained with respect to certain corporate and employee benefit matters.



                              GENERAL INFORMATION

PROXIES

                 All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted for the election as directors of the nominees listed herein and in the direction of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, or by a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

COUNTING OF VOTES

                 All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. Either one or three inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Directors will be elected by a plurality of the votes cast by stockholders at the Annual Meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Thus, abstentions will not affect the outcome of the election of directors.

                 The inspectors of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Thus, broker non-votes will not affect the outcome of the election of directors. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

SOLICITATION COSTS

                 The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS AND NOMINATIONS
FOR THE  1998 ANNUAL MEETING

                 A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's Proxy Statement for the 1998 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than August 29, 1997. The Company requests that all such proposals be addressed to Susan Thomas Whittle, Vice President, General Counsel and Secretary, Living Centers of America, Inc., 15415 Katy Freeway, Suite 800, Houston, Texas 77094, and mailed by certified mail, return receipt requested. In addition, the Company's By-Laws require that notice of stockholder nominations for directors and related information be received by the Secretary of the Company not less than 30 nor more than 60 days before the annual meeting of stockholders.

INDEPENDENT PUBLIC ACCOUNTANTS

                 Ernst & Young LLP audited the financial statements of the Company for the years ended September 30, 1996 and 1995. The accountant's reports on the financial statements for the two fiscal years ended September 30, 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended September 30, 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in their report. A partner of Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                 Under the federal securities laws, the Company's directors and executive officers, and any persons holding more than 10% of the Common Stock outstanding, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the Company's most recent fiscal year. To the Company's knowledge, all of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on its review of copies of the reports that have submitted to the Company with respect to its most recent fiscal year.

REPORTS TO STOCKHOLDERS

                 The Company has mailed this Proxy Statement and a copy of its Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 1996 Annual Report are the Company's financial statements for the fiscal year ended September 30, 1996. The 1996 Annual Report is not a part of the proxy solicitation material.

                 A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, including the financial statements and the financial statement schedules, as filed with the Securities and Exchange Commission is included in the enclosed 1996 Annual Report. Supplemental copies of the Company's Annual Report on Form 10-K may be obtained by stockholders without charge by sending a written request to Susan Thomas Whittle, Vice President, General Counsel and Secretary, Living Centers of America, Inc., 15415 Katy Freeway, Suite 800, Houston, Texas 77094.

                                        By Order of the Board of Directors,



                                        /s/ SUSAN THOMAS WHITTLE
                                        Susan Thomas Whittle
                                        Secretary
Houston, Texas
December 27, 1996

PROXY
                       LIVING CENTERS OF AMERICA, INC.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 6, 1997


        The undersigned holder of Common Stock of Living Centers of America, Inc. (The "Company") hereby appoints Edward L. Kuntz and Susan Thomas Whittle, jointly and severally, his or her proxies, with full power of substitution and resubstitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth on both sides of this proxy card, all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 6, 1997 at 10:00 a.m., Houston time, at the Holiday Inn Select, 14703 Park Row, Houston, Texas, and at any adjournment thereof


             (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)



                           * FOLD AND DETACH HERE *

                                                                 PLEASE MARK [X]
                                                                YOUR VOTE AS
                                                                INDICATED IN
                                                                THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE PROPOSALS.

1. Reelection of directors-Nominees are Anthony M. Frank and Leroy D. Williams.

       FOR all                  WITHHOLD authority
      nominees                   to vote for the
    listed above                foregoing nominees
        [ ]                           [ ]

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

2. To consider and take action, in accordance with their best judgement, any other matter that may properly come before the meeting or any adjournment thereof.

         The foregoing proposals are more particularly described in the Proxy Statement dated December 27, 1996 relating to such meeting, receipt of which is hereby acknowledged.

         This proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR the nominee listed in Proposal 1.

         Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


         Dated:___________________________, 199__


         ________________________________________
                      Signature

         ________________________________________
               Signature if held jointly


         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
             PROMPTLY USING THE ENCLOSED ENVELOPE



                           * FOLD AND DETACH HERE *